Exhibit 10.2

Amendment No. 1
to the
CIGNA LONG-TERM INCENTIVE PLAN

Section 7.2 of Article 7 of the Plan is amended in its entirety, to read as follows:

7.2  Restricted Period. Except as provided below, Restricted Stock shall not be sold, transferred, assigned, pledged or otherwise disposed of by the Participant during the Restricted Period established by the Committee. Restricted Stock may be used to pay the exercise price of Options under Section 5.2. The Committee may establish different Restricted Periods and different restriction terms for shares contained in a single Restricted Stock grant. No more than 5% of the Restricted Stock granted under the Plan shall have a Restricted Period less than three years.